Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                              (Amendment Number 1)
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         LEGEND MOTORS WORLDWIDE, INC.
                 (Name of Small Business Issuer in its Charter)

	NEVADA		    	 	5010			 20-1625144
------------------------------------------------------------------------------
(State of Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

                    1995 East US 20, LaGrange, Indiana 46761
                                 (260) 463-4060
          (Address and telephone number of principal executive offices and principal place of business)

                             Mr. John G. Pendl CFO
                               17924 US 31 North
                            Westfield, Indiana 46074
                                 (317) 867-2852
            (Name, address and telephone number of agent for service)

                                   Copies to:
                    The Law Office of James G. Dodrill II, PA
                            James G. Dodrill II, Esq.
                                5800 Hamilton Way
                               Boca Raton, FL 33496
                                 (561) 862-0529
                             ----------------------

Approximate date of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

                             ----------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule
462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).


                   CALCULATION OF REGISTRATION FEE



                                            PROPOSED      PROPOSED
TITLE OF EACH CLASS                         MAXIMUM       MAXIMUM
OF                        QUANTITY TO       OFFERING      AGGREGATE      AMOUNT OF
SHARES TO BE                  BE            PRICE PER     OFFERING       REGISTRATION
REGISTERED                REGISTERED        SHARE <F1>      PRICE            FEE
-------------------       ----------        ---------     ---------      ------------



Common Stock,
$.0001 par value
to be sold by
selling
shareholders               12,000,000        $3.00        $36,000,000     $4,237.20


TOTAL                      12,000,000        $3.00        $36,000,000     $4,237.20
----------------------

<F1>

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

/===========================================================================/
/ This Amendment has been filed solely for the purpose of including / / the financial statements of GT 40 North America, Inc. which were omitted /
/ from the Registrant's initial filing.                                     /
/===========================================================================/

                                   PROPECTUS

                 SUBJECT TO COMPLETION, DATED AUGUST 15, 2005

                       12,000,000 Shares of Common Stock

                         LEGEND MOTORS WORLDWIDE, INC.


The Offering:

     This is our initial public offering. We are registering a total of 12,000,000 shares of our common stock all of which are being offered by selling shareholders and are being registered for sale at a price per share of $3.00 per share until our shares are quoted on the Over The Counter Bulletin Board and thereafter at prevailing market prices or in privately negotiated transactions.

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.


          Proposed Trading Symbol:        OTC Bulletin Board - "LMWW"
                       _________________________________

     Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 6 of this prospectus.

     We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
                             ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             _______________________

     The information in this prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     The date of this prospectus is August 15, 2005

                               TABLE OF CONTENTS


                                                     Page
                                                     ----

Prospectus Summary                                    3

The Offering                                          4

Summary Financial Information                         5

Risk Factors                                          6

Use of Proceeds                                       12

Determination of Offering Price                       12

Dividend Policy                                       12

Management's Discussion and Analysis of
Financial Condition and Results of Operations         13

Business                                              19

Management                                            29

Principal Shareholders                                32

Selling Shareholders                                  33

Certain Transactions                                  35

Description of Securities                             36

Indemnification                                       38

Plan of Distribution                                  39

Legal Matters                                         40

Experts                                               40

Where You Can Find More Information                   41

Index to Financial Statements                         F-1


     As used in this prospectus, the terms "we," "us," "our," "the Company," and "Legend Motors" mean Legend Motors Worldwide, Inc., a Nevada corporation. The term "selling shareholders" means our shareholders who are offering to sell their shares of Legend Motors common stock that are being registered through this prospectus. The term "common stock" means our common stock, par value $0.0001 per share and the term "shares" means the 12,000,000 shares of common stock being offered through this prospectus.

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

Legend Motors Worldwide, Inc.
-----------------------------

     We provide the highest quality cars and trucks for the automobile enthusiast. Our primary sources of revenue are luxury truck and van conversions and assembly and sale of exotic supercar and roadster replicas.

     We perform luxury truck and van conversions through our wholly owned subsidiary, LA West, Inc. (LA West). LA West offers exclusive luxury van conversions, sport truck conversions, and SUV conversions. These products are marketed through LA West's extensive and well-recognized distribution channels. LA West has entered into an inventory consignment agreement with each of the big three domestic U.S. automakers (Ford, GM and Chrysler) thereby providing superior marketing and distribution for company products.
LA West has been in operation for 17 years and has produced up to 1,800 conversions annually.

     Our automobile assembly operations focus on delivering replica supercars and roadsters from the 1930's through the 1970's. We are a component car assembler that handcrafts an in-house designed chassis with all other required items including wiring, plumbing, brakes, interior wheels, tires and paint completed at our factory. Legend Motors delivers state-of-the-art versions of cars that are otherwise unattainable for most motor sports enthusiasts, including the GT40 Mk.1. Legend Motors products are sold without drive-trains, however we have established relationships with highly qualified service facilities around the country that can install engines and transmissions to our specifications so as to ensure performance at the highest levels.

     We operate two facilities. The first is our state-of-the-art 78,000 square foot manufacturing and training facility which includes an in-house paint line that allows for custom painting of all vehicles. In addition to the quality paintwork performed at the facility, vans and trucks are also modified to suit customer ideas. These vehicles can be equipped with trim upgrades such as captain chairs, paneling, raised roofs, sofa chairs, television sets, fold out beds and even kitchens and bathrooms. Our second facility houses the company's research and development operations for its replica vehicle operations. The 12,600 square foot facility, which includes five offices for administration and design, an automotive showroom and assembly space, is sufficient to meet the company's research and development projects for the foreseeable future.

     We were incorporated in Nevada in 2004. We currently sell products in 40 states. For the fiscal year ended December 31, 2004, we achieved revenues of approximately $14,739,000.

     Our office for services is located at 17924 US 31 North, Westfield, Indiana 46074., Our telephone number is (317) 867-2852 and our Internet address is www.legendmotorsww.com.

                                  The Offering
                                  ------------

Securities Offered                                     12,000,000 shares of
                                                       common stock, all of
                                                       which are being offered
                                                       by the selling
                                                       shareholders; See
                                                       "Description of
                                                       Securities"


Common Stock Outstanding, before offering              10,000,000

Common Stock Outstanding, after offering (1)           12,000,000

Proposed OTC Bulletin Board Symbol                     LMWW


Use of Proceeds                                        We will not receive any
                                                       proceeds from the sale
                                                       of common stock by our
                                                       selling shareholders.
                                                       We will receive proceeds
                                                       to the extent that any
                                                       of the warrants are
                                                       exercised and intend to
                                                       use the proceeds from
                                                       the exercise of any of
                                                       the warrants for an
                                                       acquisition(s) and for
                                                       general corporate
                                                       purposes.  See "Use of
                                                       Proceeds."


Dividend Policy                                        We do not intend to pay
                                                       dividends on our common
                                                       stock.  We plan to
                                                       retain any earnings for
                                                       use in the operation of
                                                       our business and to
                                                       fund future growth.


(1) Assumes the exercise of all 2,000,000 Warrants.

                         Summary Financial Information
                         -----------------------------

The following is a summary of our Pro Forma Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Pro Forma Financial Statements and the notes therewith.





                                              2004           2003
                                              ----           ----
Statement of Operations Data:
Total Revenue                               $14,739,376      $12,173,286

Cost Of  Goods Sold                         $10,813,897       $8,244,134

Net Income (Loss)                             $(872,487)         $11,756


Balance Sheet Data:
Cash and cash equivalents                       $72,259          $89,562

Total current assets                         $6,996,275       $9,351,623

Total assets                                 $7,499,573       $9,928,292

Total current liabilities                    $7,140,919       $9,920,569

Total stockholders' equity                  $   323,047        $  (7,371)

Total liabilities and stockholders' equity   $7,499,573       $9,928,292

                                  RISK FACTORS
                                  ------------
     The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.

     Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Our businesses are highly cyclical and this can lead to fluctuations in our operating results.
====================================================================

     The industries in which we operate are highly cyclical and there can be substantial fluctuations in our manufacturing, sales and operating results. Consequently, the results for any prior period may not be indicative of results for any future period. Companies within the replica automobile sales and luxury truck and van conversion industries are subject to volatility in operating results due to external factors such as general economic conditions, including consumer confidence, employment rates, prevailing interest rates, inflation, and other economic conditions affecting consumer attitudes and disposable consumer income generally, demographic changes and political changes. Specific factors affecting our industries include:

        - Overall consumer confidence and the level of discretionary consumer spending;

        - general economic conditions, particularly in our targeted markets;

        -      interest rates;

        -      employment trends;

        -      fuel availability and prices.

Our business is affected by the availability and terms of financing to dealers and retail purchasers.
=======================================================================

     Our business is affected by the availability and terms of financing to dealers and retail purchasers. Substantial increases in interest rates and decreases in the general availability of credit would have an adverse impact upon our business and results of operations.

Fuel shortages, or higher prices for fuel, could have a negative effect on sales of our recreation vehicles.
=======================================================================

     Gasoline is required for the operation of all motor vehicles we produce. Recently gasoline prices have risen dramatically in the United States. There can be no assurance that the supply of gasoline will continue uninterrupted, that rationing will not be imposed or that the price of or tax on gasoline will not significantly increase in the future. Shortages of gasoline and substantial increases in the price of gasoline have had a material adverse effect on the motor vehicle industry as a whole in the past and could have a material adverse effect on our business in the future.

If the frequency and size of product liability and other claims against us increase, our business, results of operations and financial condition may be harmed.
=======================================================================

     We may in the future be subject, in the ordinary course of business, to litigation involving product liability and other claims, including wrongful death, against us related to personal injury and warranties. We purchase product liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premium that we are required to pay for insurance to increase significantly. It may also increase the amounts we pay in punitive damages, not all of which are covered by our insurance. Adverse determination of material product liability claims made against us could have a material adverse effect on our financial condition and results of operations.

Our officers and directors are not required to continue as shareholders.
=======================================================================

     There is no requirement that our current or any of our future officers and/or directors retain any of their shares of our common stock. Accordingly, there is no assurance that all or any of our officers and/or directors will continue to maintain an equity interest in the company. Any officer or director who ceases to maintain an equity interest in the company may find that their interests do not continue to mirror those of other shareholders. In this event such officer or director may make different decisions than they might make if they continued to maintain an equity interest in the company and these decisions may prove to be less beneficial to the company or its shareholders and accordingly the value of a shareholder's investment may be diminished.

We are dependent on the services of our President and the loss of those services would have a material adverse effect on our business.
=================================================================

     We are highly dependent on the services of Vern Kauffman our Chairman of the Board and President. Mr. Kauffman maintains responsibility for our overall corporate strategy. Mr. Kauffman's business endeavors include nearly 20 years of experience in the automobile industry. The loss of the services of Mr. Kauffman would have a material adverse effect upon our business and prospects. Without Mr. Kauffman's services we would likely not be able to execute our business plan unless and until we found a replacement with similar experience. There can be no assurance that we could find such a replacement or that if we did that we could persuade such individual to accept employment with us on acceptable terms, or at all. We do not currently have "key man" insurance on Mr. Kauffman and we do not anticipate purchasing such insurance in the near future, if ever. Mr. Kauffman does have life insurance but the company is not a beneficiary.

Failure to secure productive key personnel may adversely affect our performance and revenue objectives.
=======================================================================

     In addition to our reliance on Mr. Kauffman, our success depends to a significant extent upon our ability to retain key personnel and to attract talented new personnel. We anticipate that Mr. Kauffman's leadership and expertise will play a significant factor in any future success. The loss of Mr. Kauffman's services or our failure to retain or attract talented new employees could have a material adverse effect on our business.

Our President has the voting power to control our affairs and may make decisions that do not necessarily benefit all shareholders equally.
=======================================================================

     As of the date of this prospectus, Mr. Kauffman owns approximately 17% of our outstanding common stock and owns warrants to purchase 1,000,000 additional shares bringing his percentage to approximately 23%. Consequently, Mr. Kauffman is in a position to substantially influence matters submitted for shareholder votes, including the ability to elect a majority of our Board of Directors and to exercise control over our affairs in general. Mr. Kauffman's decisions may not necessarily reflect those of our other shareholders.

We face substantial competition.
=======================================================================

     We face competition from various companies in each product we offer. A number of our competitors are well financed and could develop innovative products that would reduce our market share. Additionally, as we expand our product offerings into new markets and into offering new products we will face additional competition. Competition in foreign markets may also be affected by duties, tariffs, taxes and the effect of various trade agreements, import restrictions and fluctuations in exchange rates.

A recession could detrimentally affect our sales.
=======================================================================

     Our sales are partially dependent on discretionary consumer spending, which may be affected by general economic conditions. A recessionary environment could result in a decrease in consumer spending in general, which could result in decreased spending in our markets, directly or in the overall market for luxury supercar replicas, either of which could have a material adverse effect on our business, operating results and financial condition. Additionally, factors that influence the general economic climate, such as consumer confidence levels, interest rates, employment trends and fuel availability and prices could also result in decreased spending in our markets. If we fail to make adjustments in response to these events quickly, our operating results and financial condition could be materially adversely affected.

There has never been a market for our common stock.
=======================================================================

     Prior to this offering, there has been no public trading market for our common stock and there can be no assurances that a public trading market for the common stock will develop or, if developed, will be sustained. Although we hope to be accepted for quotations on the Over the Counter Bulletin Board, there can be no assurance that a regular trading market will develop for the common stock offered through this prospectus, or, if developed, that it will be maintained.

     We have arbitrarily determined the offering price. Accordingly, the price you pay may not accurately reflect the value of our common stock and you may not be able to sell the common stock for at least the offering price or at any price at any time.
=========================================================================

     We have arbitrarily determined the offering price of the common stock because there is no market for any of our securities. There can be no assurance that the offering price accurately reflects the value of our common stock or that investors will be able to sell the common stock for at least the offering price or at any price at any time.

There is no assurance of future dividends being paid.
=======================================================================

     At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our board of directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

     This prospectus includes forward-looking statements that involve risks and uncertainties regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing and future economic performance. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements that apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

-	Acts of war and other political events
-	Widespread adverse weather conditions or natural disaster
-	Unforeseen changes in laws or regulation
-	Increases in the cost of parts or labor could render the company's primary products unaffordable under our marketing program
-	General downturn in the auto industry
-	Manufacturers doing more customizing on their own.

                            PENNY STOCK REGULATIONS
                            -----------------------

     We are not listed on any stock exchange at this time.   We hope to
become a bulletin board traded company. Such shares are referred to as "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading
volume.   Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

     Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

                                USE OF PROCEEDS
                                ---------------

     We will not receive any proceeds from the sale of securities being offered by our selling shareholders.

     We will receive proceeds to the extent that any holder of a warrant decides to exercise such warrant and intend to use the proceeds from the exercise of any of the 2,000,000 warrants for working capital and acquisitions. If all of the 2,000,000 warrants are exercised at $4.00, we will receive gross proceeds of $8,000,000.

     If less than all of the 2,000,000 warrants are exercised, we will use any proceeds raised first for working capital then any remaining funds will be used for general corporate purposes.

     We expect to incur expenses of approximately $160,000 in connection with the registration of the shares.

                        DETERMINATION OF OFFERING PRICE
                        -------------------------------

     Prior to this offering, there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

                                DIVIDEND POLICY
                                ---------------

     It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, our financial condition, our capital requirements and other factors that the board of directors may think are relevant.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
          -----------------------------------------------------------

     The following is a discussion of our results of operations and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Forward-Looking Statements." Our analysis and discussion should be read in conjunction with our financial statements and the related notes included elsewhere in this filing.

Forward-Looking Statements
--------------------------

     All statements, trend analyses, and other information herein contained relative to markets for the Company's products and/or the Company's operations or financial results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the Act). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "anticipate," "could," "feel," "believes," "plan," "estimate," "expect," "should," "intend," "will," and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects and possible future Company actions which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including prevailing interest rate levels and stock market performance; and the factors described in this section and elsewhere in this filing. These forward-looking statements are not guaranties of future performance and the Company has no specific intention to update these statements.

Overview
--------

     Legend Motors Worldwide, Inc. (a Nevada corporation) was incorporated in the state of Nevada on September 14, 2004 as a C corporation.

     On July 1, 2005, the Company entered into an agreement to acquire 49% of the outstanding common stock of LA West, Inc. (an Indiana corporation) for 1,582,492 shares of the Company's common stock. LA West, Inc. was originally incorporated on January 26, 1988 and is headquartered in LaGrange, Indiana.

     On July 1, 2005, the Company entered into an agreement to acquire the remaining 51% of the outstanding common stock of LA West, Inc. (an
Indiana corporation) for 1,647,084 shares of the Company's common stock. LA West, Inc. was originally incorporated on January 26, 1988 and is headquartered in LaGrange, Indiana.

     On July 1, 2005, the Company entered into agreements to acquire all of the outstanding common stock of GT 40 North America, Inc. (a Florida corporation) for 1,847,084 shares of the Company's common stock. GT 40 North America, Inc. was originally incorporated on September 5, 2003 and is headquartered in Westfield, Indiana.

     As a result of the transactions described above, Legend Motors Worldwide, Inc. is the successor company to the business activities of the aforementioned companies.

     We are recognized as a leader in the assembly of high quality van and truck conversions and other motor vehicle component assemblies. This reputation has enabled us to develop key, long term relationships with major automobile manufacturers and dealers.

Critical Accounting Policies and Estimates
------------------------------------------

     The Company's discussion and analysis of its financial condition and results of operations are based upon the single entity Financial Statements of LA West, Inc. and GT 40 North America, Inc., which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements required the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates these estimates. The Company bases its estimates on historical experiences and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

     The audited single entity Financial Statements of LA West, Inc. and GT 40 North America, Inc. are included elsewhere in this filing and should be read in conjunction with management's discussion and analysis of financial condition and results of operations

BUSINESS SEGMENTS
-----------------

The Company operates two reportable business segments:

1.      Van, truck and SUV Conversions.
2.      Motor vehicle component assemblies.

OVERALL RESULTS OF OPERATIONS - Twelve Months Ended December 31, 2004 and 2003
------------------------------------------------------------------------------

Van, Truck and SUV Conversions
------------------------------

     Total revenues for the twelve months ended December 31, 2004 increased $2,065,790, or 17.1%, to $14,164,076 from $12,098,286 for the twelve months ended December 31, 2003.

     Van conversion revenues for the twelve months ended December 31, 2004 decreased $2,241,096, or 29.5%, to $5,356,587 from $7,597,683 for the twelve months ended December 31, 2003. The decrease is primarily attributable to the overall decline in consumer demand for conversion vans. Management is addressing this issue with a move to commercial van production. This is an area of concentration for acquisition in 2006.

     Truck and SUV conversion revenues for the twelve months ended December 31, 2004 increased $4,056,933, or 108.2%, to $7,806,905 from $3,749,972 for the twelve months ended December 31, 2003. The increase is primarily attributable to the substantial upswing in consumer demand for modified trucks and SUVs. With existing demand increasing, the company expects this trend to continue.

     Other revenues for the twelve months ended December 31, 2004 increased $249,953, or 33.3%, to $1,000,584 from $750,631 for the twelve months ended December 31, 2003. This increase is primarily attributable to an increase in OEM marketing assistance earned and the overall increase in the population of Company products in the marketplace.


     Cost of goods sold for the twelve months ended December 31, 2004 increased $1,600,335, or 19.5%, to $9,817,587 from $8,217,252 for the twelve months ended December 31, 2003. The increase is primarily attributable to the overall increase in conversion sales. There is also an affect as a result of changes in the product mix. Company projections for product mix in 2006 show increased margins due to a trend to higher value added product sales.

     Gross profit as a percent of revenues was 30.7% for the twelve months ended December 31, 2004 compared to 32.1% for the twelve months ended December 31, 2003. The decrease is primarily attributable to the staffing of an internal paint department and an increase in finished product freight costs.

     Selling, general, and administrative expenses decreased $73,672, or (2.0)%, to $3,586,824 for the twelve months ended December 31, 2004 from $3,660,496 for the twelve months ended December 31, 2003. The decrease is primarily attributable to management's initiative to tighten controls over administrative spending.

     As a percentage of revenue, selling, general, and administrative expenses were 25.3% for the twelve months ended December 31, 2004 compared to 30.3% for the twelve months ended December 31, 2003.

     Interest and miscellaneous income (expense) increased $175,285, or 173.6%, to $(276,259) for the twelve months ended December 31, 2004 from $(100,974) for the twelve months ended December 31, 2003. The increase is primarily attributable to a gain realized on a weather-related involuntary conversion during 2003. Although it is possible, management considers it unlikely that such an event will recur.

Motor Vehicle Component Assemblies
----------------------------------

     Total revenues for the twelve months ended December 31, 2004 increased $500,300, or 667.1%, to $575,300 from $75,000 for the period from
September 5, 2003 (inception) to December 31, 2003.

     Motor vehicle component assembly revenues for the twelve months ended December 31, 2004 increased $535,300 to $535,300 from $-0- for the period from September 5, 2003 (inception) to December 31, 2003. The increase reflects the sale of six of the prototype vehicles produced during 2004.

     Franchise fee revenues for the twelve months ended December 31, 2004 decreased $35,000, or (46.7)%, to $40,000 from $75,000 for the period from September 5, 2003 (inception) to December 31, 2003. The decline reflects management's decision to abandon its dealer network development initiative in favor of establishing an internal sales and marketing department.

     Cost of goods sold for the twelve months ended December 31, 2004 increased $969,428, or 3,606.2%, to $996,310 from $26,882 for the period from September 5, 2003 (inception) to December 31, 2003. The increase reflects the assembly of six prototype and two production assemblies during 2004 as compared to zero assemblies during 2003.

     Gross profit was $(421,010) for the twelve months ended December 31, 2004 as compared to $48,118 for the for the period from September 5, 2003
(inception) to December 31, 2003.   The decrease reflects the production
of six prototype and two production assemblies during 2004 as compared to zero assemblies during 2003.

     Selling, general, and administrative expenses increased $731,642, or 471.0%, to $886,981 for the twelve months ended December 31, 2004 from $155,339 for the period from September 5, 2003 (inception) to December 31, 2003. The increase reflects the general ramp up of overall operations, the hiring of a production manager, the hiring of two sales and marketing representatives and the hiring of a financial controller.

     As a percentage of revenue, selling, general, and administrative expenses were 154.2% for the twelve months ended December 31, 2004 compared to 207.1% for the period from September 5, 2003 (inception) to December 31,
2003.

     Interest and miscellaneous income (expense) increased $47,324, or 8,062.0%, to $(47,911) for the twelve months ended December 31, 2004 from $(587) for the period from September 5, 2003 (inception) to December 31,
2003. The increase is primarily attributable to the accrual of interest on shareholder and related party loans. These loans were converted into common stock during the second quarter of 2005.

Liquidity and Capital Resources
-------------------------------

Van, Truck and SUV Conversions
-------------------------------

     The primary source of liquidity of this segment has been cash generated by operations.

     Cash and cash equivalents were $72,197 as of December 31, 2004 compared to $73,895 as of December 31, 2003.

     Capital expenditures were $56,030 during the twelve months ended December 31, 2004 compared to $37,568 during the twelve months ended December 31, 2003.

     Long term debt was $526,699 as of December 31, 2004 compared to $749,044 as of December 31, 2003.

     With respect to this segment, the Company maintains a secured credit agreement with a commercial lender. Under the terms of the secured credit agreement, the Company has a line of credit for up to $650,000. Interest is payable monthly at the prime rate plus 0.5% (5.75% at December 31, 2004). The line of credit matures on October 5, 2005 and is collateralized by all the business assets of the van, truck and SUV conversion segment. The outstanding balance on the line of credit was $438,000 as of December 31, 2004 compared to $515,000 as of December 31, 2003.

Specially Constructed Vehicles
------------------------------

     The primary sources of liquidity of this segment have been cash generated by operations, shareholder loans and related party loans.

     Cash and cash equivalents were $0 as of December 31, 2004 compared to $15,667 as of December 31, 2003.

     Capital expenditures were $152,884 during the twelve months ended December 31, 2004 compared to $63,988 for the period from September 5, 2003 (inception) to December 31, 2003.

Overall
-------

     Management believes that the Company's existing operations will not require significant capital expenditures during 2005. Management believes that existing cash balances, cash flow to be generated from operating activities and available borrowing capacity will be sufficient to fund operations and capital expenditure requirements for at least the next twelve months. At this time management is not aware of any factors that would have a materially adverse effect on cash flow during this period.
We do anticipate raising additional capital for acquisitions.

     With respect to the Company van, truck and SUV conversion products, chassis inventory is passed through to the Company's customers with no gain or loss through COD terms on delivered product, which is standard in the industry. The Company maintains a small amount of readily available parts such as custom rims and equipment, miscellaneous lighting, step rails, etc. The majority of parts are purchased only to fill current orders.

     The Company does not intend to maintain inventory in excess of a few units outside of production for immediate sale of replica vehicles.

     The Company anticipates maintaining a small amount of inventory of readily available parts such as wiring harnesses, dials air conditioning units, alternators, tires and belts when it is able to purchase them on favorable terms.

Recent Accounting Pronouncements
--------------------------------

     In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payments ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company is required to adopt the new standard in the first interim period beginning after June 15, 2005. The Company maintains no share-based compensation plans and does not expect the adoption of SFAS 123R to have a material effect on its financial statements.

     In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29 ("SFAS 153"). SFAS 153 requires that exchanges of nonmonetary assets be measured based on the fair values of the assets exchanged, and eliminates the exception to this principle under APB Opinion 29 for exchanges of similar productive assets. The
Company is required to adopt the new standard in the first interim period beginning after June 15, 2005. The Company does not expect the adoption of SFAS 153 to have a material effect on its financial statements.

     In December 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 ("SFAS 151"). SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The Company is required to adopt the new standard in the first interim period beginning after June 15, 2005. The Company has not yet determined the affect, if any, of the adoption of SFAS 151 on its financial statements.

                                    BUSINESS
                                    --------

GENERAL
-------

     Legend Motors Worldwide was started in 2003 after several years of research into the exotic sports car market. Former IndyCar teammates Andrew Broadley, son of the famous Lola creator, Eric Broadley; Bob Hancher, former IndyCar team Owner; and George Recentio, former Team Manager anticipated the expansion of the exotic sports car market that is now taking place. We are strategically located in the heart of the automotive racing capitol and, accordingly, are able to attract the highest caliber mechanics as well as benefit from our proximity to premium component sources.

     In 2005, LA West, Inc. (luxury truck, SUV & van conversion operation) was combined with GT 40 North America, Inc. (exotic supercar replica operation) to form Legend Motors Worldwide, an organization formed to provide the highest quality cars and trucks for the automobile enthusiast. LA West, a wholly owned subsidiary of Legend Motors, headquartered in LaGrange, Indiana, offers exclusive luxury van conversions, sport truck conversions and SUV conversions. These vehicles can be equipped with trim upgrades such as captain chairs, paneling, raised roofs, sofa chairs, television sets, fold out beds and even kitchens and bathrooms. LA West has been in operation for 17 years and is a five-time recipient of Ford's Quality Excellence Award.
LA West also maintains an after market parts distribution system and a service support program. LA West maintains extensive, well-recognized distribution channels and an accomplished marketing team that has generated as many as 1,800 unit sales annually. LA West has entered into an inventory consignment agreement with each of the big three domestic U.S. automakers (Ford, GM and Chrysler) thereby providing superior marketing and distribution for company products. This merger provides Legend Motors with an experienced sales force and proven distribution channels along with extensive automotive production experience.

     The Company operates out of two facilities. The first is a state-of-the-art 78,000 square foot manufacturing and training facility. The facility includes an in-house paint line that allows for custom painting of all vehicles. In addition to the quality paintwork performed at the facility, vans and trucks are also modified to suit customer ideas. This facility is located at 1995 East US 20, LaGrange, Indiana 46761. It was built in 2000 and is on 22 acres of land. Approximately 6,500 square feet of space, consisting of 12 offices, is used for administration, and approximately 65,000 square feet of space is used for productivity assembly of the conversions. Production, service and delivery of the exotic supercar replicas operate in approximately 6,500 square feet of space. The second facility houses our research and development operations for the exotic supercar replica operation. This facility is located at 17924 U.S. 31 North, Westfield, Indiana 46074. The 12,600 square foot facility, which is on
2.45 acres of land, includes 5 offices for administration and design, an automotive showroom and assembly space sufficient to meet our research and development projects for the foreseeable future

     Our automobile assembly operations focus on delivering a complete line of replica supercars and roadsters from the 1930's through the 1970's; a legendary era of auto racing that offered classic designs that still appear ahead of their time. We are a component car assembler that handcrafts an in-house designed chassis with all other required items including wiring, plumbing, brakes, interior wheels, tires and paint completed at our factory. Legend Motors delivers state-of-the-art versions of motor vehicles that are otherwise unattainable for most motor sports enthusiasts, including the GT40 Mk.1. Legend Motors products are sold without drive-trains, however we have established relationships with highly qualified service facilities around the country that can install engines and transmissions to our specifications so as to ensure performance at the highest levels. By duplicating the styling of historic motor vehicles, we are able to rapidly and economically construct short production runs for established bases of consumers that desire our products and have the financial ability to pay for them. These fans of the supercar era will be able to select from the following lineup of models, with more to be added as research warrants:

+       GT Mk. I reproduction (available in street and race versions)
+       1936 Ford Truck Reproduction

     By selecting premium automotive components such as carbon fiber composite bodies and performance based power trains and then handcrafting each car by highly trained and experienced racecar mechanics, the company is able to deliver high tech roller performance cars ready for final assembly of engine & transmission before they are individually delivered directly to the new owner. Reflecting a comprehensive approach to meeting the customized standards of its target market, we provide personalized service by selling to consumers through a select network of exotic sports car and luxury automobile dealerships.

INDUSTRY OVERVIEW
-----------------

     We have estimated that customers who purchase conversion vans or trucks and exotic sports cars and vintage trucks have an annual household income greater than $100,000 and find making such a purchase to be inconsequential.

Luxury Truck & Van Conversion Industry
--------------------------------------

     Conversion vehicles are typically manufactured by an automaker and then modified for transportation and recreation use by a company specializing in customized vehicles. Many of these vehicles are equipped with trim upgrades such as captains chairs, paneling, raised roofs, sofa chairs, television sets, beds, kitchens and bathrooms; all the comforts of home. Types of conversion vehicles include vans, pickup trucks and sport utility vehicles. We focus primarily on vans and trucks for the time being.

     The van conversion industry flourished in the late 1970's and early 1980's. Thousands of converters joined the ranks of those buying vans, sprucing them up and reselling them for large profits. The Big Three American auto makers joined the fray and developed conversion programs in which the auto maker would contract with approved converters who would convert a certain number of vehicles and then market the vans to the auto makers' dealerships.

Kit Car and Component Car Industry
----------------------------------

     In house research has been performed on the historical accuracy of details for each product produced.

     The Exotic/Super-Luxury Automobile market is approximately 7,000 units or $1.5 billion annually while the Ultra-Luxury/Prestige Sports Coupe market enjoys over four times the sales volume, more than 30,000 units per year or approximately $3 billion annually. This translated into a combined United States market of $4.5 billion in 2002. Road and Track, as well as many other specialty auto magazines, has consistently stated that there is a growing market for mid-engine sports cars priced at or above $150,000. This leaves a tremendous opportunity for Legend Motors to leverage its racecar experience into profitable gains for its shareholders.

     Mainstays such as Ferrari and Lamborghini have remained focused on the exotic sports car segment over the past 30 years and offer products ranging in price from $135,000 to $250,000. Over the years, companies such as Fiat and Alfa Romeo have exited the U.S. market and until recently manufacturers such as Ford, Aston Martin and Maserati have not challenged the cult-like dominance of Ferrari and Lamborghini. However, sales data and economic evidence has highlighted the demand for new products in this space.

     From 1986 through 2000, the U.S. automobile luxury market experienced its longest and strongest rise in history. Unit sales between 1997 and 2002 grew by 17% and despite 9/11 and the economic recession, luxury sales fared better in 2001 and 2002 than either standard or compact vehicles. The strength of this data proved to Legend Motors management that the time was right for its offerings and this decision is further validated by the decisions of other leading automotive manufacturers. For the 2005 model year there are new models by Ford, Maserati and Porsche. Ford is offering its production GT version at a manufacturer's suggested retail price (MSRP) of approximately $150,000. As Ford is only expected to produce 1500 cars each year for 3 years, the waitlist is long, dealers are raising prices above the MSRP and prices in the secondary market are being bid up to $300,000. The Porsche Carrera GT, is set to list at $440,000 and has a similarly long waiting list for prospective buyers. Clearly, the demand for exotic sports cars is not being met regardless of prices that are significantly higher than the Legend Motors products.

     While traditional car companies do not have the ability to profitably manufacture short production runs, small companies with experience designing and building in the racecar industry can profit handsomely as they do not have the bloated R & D expenses, union labor, and high overhead of the larger manufacturers. On small production runs, efficiencies would allow for a profit after the first few cars. By combining off-the-shelf, high-performance parts, a car can be engineered quickly that will have the look and feel of the original car while adding luxuries today's car buyers demand.

     Legend Motors Worldwide is positioned to become a leading competitor in the "component car" industry. While the term "kit car" is commonly misused, there is a significant difference between kit cars and component cars. The majority of "kit car" products are sold as unassembled "kits" of individual components that generally do not have engines or transmissions installed at time of delivery to the customer. For car enthusiasts with the skills, tools, facilities, and time required to do the job, the personal assembly aspect of kit cars may be more enjoyable than driving the finished product. However, other consumers without the required resources desire to purchase components and contract for customized assembly of high-tech performance roller cars ready for final assembly of engine & transmission. Legend Motors is structured as a pure play in the component car industry and should not be considered a "kit car" company in any way. All Legend Motors products are ready to perform at the highest level the moment a customer accepts delivery. We are a component car assembler that handcrafts an in-house designed chassis with all other required items including wiring, plumbing, brakes, interior wheels, tires and paint completed at our factory. Legend Motors delivers state-of-the-art versions of cars that are otherwise unattainable for most motor sports enthusiasts, including the GT40 Mk.1. Legend Motors products are sold without drive-trains however we have established trained facilities around the country to install your engine and transmission to our spec to perform at the highest levels.

     The industry generates approximately 1,600 component cars annually with overall gross revenue of approximately $75,000,000. While kit cars can be acquired for many familiar models such as the Ferrari Testarossa, Lamborghini Diablo, Lotus Super Seven and other exotic cars, Car and Driver magazine calls the Shelby Cobra the "undisputed darling of the kit car industry." It is estimated that the Cobra represents 70% of all kit cars sold with over 48 companies providing different versions of this classic. According to Kit Car magazine, there are approximately 245 manufacturers, but 75% of all cars produced are generated by less than a dozen companies, such as Superformance International and Factory Five, Inc. who both claim to be the world's largest component car manufacturer with estimated annual sales of approximately 200 cars. In 2004, Shelby Automobiles Inc. led by Carroll Shelby became a publicly traded entity and will be fighting for market share in this highly competitive niche.

Target Market Demographics
--------------------------

     With the baby boomer generation hitting their 40's and 50's, the market for luxury cars is ripe for growth and that trend should continue for decades. According to a Ford Motor executive, people are turning to the luxury market earlier in life than they traditionally have. One important difference between this group and previous generations is that they tend to view cars as a way to enjoy driving rather than avoiding it. Consumers in this category have continually shown their preference for bigger engines and sporty suspensions. Most importantly, there is a convergence of the target market and their fascination with the supercar era that is represented by the company's product line.

     To help identify prospective purchasers for Legend Motors products and to develop its marketing strategy, the company has evaluated various customer-profiling studies. While the details of this data will remain proprietary, we have identified approximate household income and wealth necessary to afford a car up to the $150,000 price point. During this process, the company attempted to identify the difference between regular "rich people" and those affluent individuals that are highly likely to purchase a luxury vehicle. The latest edition of Merrill Lynch and Cap Gemini Ernst & Young's World Wealth Report suggested that finding luxury car buyers should not be a problem as the number of what they call "high-net-worth individuals" grew by 2.9 percent last year to almost 7.2 million.

     Sample demographics of the Legend Motors Target Market are as follows:

Sex:					Male
Age Range				35-64
Average Age				51
Marital Status				Married
Household Income			Greater than $100,000 annually
Education				College Graduate
Employment				Working Full Time
Avg. number of Vehicles Owned		4

     We believe that our customer base will continue to increase on a worldwide basis. We do not anticipate that any one customer's purchases will account for over 5% of our sales. Accordingly, the loss of any individual customer will not have a material adverse effect on Legend Motors Worldwide.

PRODUCTS
--------

Current Products and Services
-----------------------------

     Primary revenues will be generated from the luxury conversions of vans and trucks and the sale of our GT Mk. 1. Secondary revenue will be derived from several sources. As the installed base of our cars expands in the marketplace, an increasing percentage of revenues will be obtained from customers who need replacement parts or upgrades for items such as brake pads, rotors, shocks and alternators. With a typical gross margin of 50% and minimal related administrative expense, substantial revenues from parts are expected to flow to the bottom line. Additionally, we expect that service revenues will be generated from repairs of our primary products after the customers take possession, with a profit margin potential of 60%. Projected service categories range from body repair to engine maintenance and repair. Lastly, we have developed lines of apparel & accessories products that will be sold through our website at typical profit margin potentials of up to 35% per item.


     We selected a road version GT Mk. 1 reproduction of the famous 1966 Ford GT40 as our first model for production due to management's analysis of the potential market, the established base of GT40 enthusiasts demanding replicas, and the ability to generate immediate cash flow. Historically, the GT40 Mk. 1's first prototype, named after its height of 40", was based on a 1963 design by Eric Broadley, famed head of Lola Cars. From prototype to production, there was only one goal in mind - to challenge Ferrari's dominance at Le Mans. In 1966, the GT40's took 1st, 2nd and 3rd at Le Mans. In 1967 Dan Gurney and A. J. Foyt finished several miles ahead of the second place Ferrari. The Gulf-backed GT40 commanded victory in 1968 and 1969 becoming the only car of the same chassis number to win Le Mans twice.

     While race performance created the legend and forever solidified it in the minds of automotive historians and enthusiasts, no one could have predicted the demand and prices achieved in the years that followed. Purchasing one of the 97 original GT40's manufactured by Ford in the 1960's can easily cost in excess of $1,000,000. At a base list price of $121,000, we believe that the Legend GT Mk. 1 is well positioned to attract the unmet demand for this classic.

Planned Products and Services
-----------------------------

     The costs of research and development for new models of exotic sports cars at companies such as Porsche and Ferrari typically run into the tens of millions of dollars and require several years before production. Comparatively, we are able to identify models from historical cars & trucks and bypass the majority of the research and development costs to produce saleable prototypes. To date, we have incurred product development and prototype production expenditures of approximately $2,940,000. These expenditures were incurred with respect to the development efforts on six models. These cars have been selected for their historic appeal, established demand from our target market, and the low assembly costs. Four of the six model bodies fit on the chassis being used for current production of the GT Mk. 1 and will require minimal additional expenditures for design, engineering, and production. Currently produced models are as follows:

+       The GT Mk. 1 race version is the same as the road version except for enhanced performance from a 7.0 liter, 427 cu. in., 550 hp engine.

+       The Cobra Daytona Coupe was a another Shelby design that later was transformed into the coupe version by Peter Brock that won the Federation Internationale de l'Automobile (FIA) GT Championship in
1965. In the years leading up to the FIA Championship the lightweight, fuel efficient Cobra raced smaller circuits winning the first pro United States Road Racing Circuit (USRRC) title with 6 of
8 victories.  The Cobras then moved on to the Ferrari dominated FIA.
The Cobras were slightly slower going into the circuit but the Cobra team found a loophole in the FIA rules allowing them to modify the body slightly under the protest of Ferrari. The Cobra team finally developed a coupe that tested with a top speed of over 180 mph, a gain of over 15 mph, enough to challenge Ferrari. The Daytona first raced in Daytona and soon became known as the "Daytona Cobra Coupe."
The Cobras posed such a challenge to the Ferraris that there were tales of saboteurs on the Cobras. After the championship in 1965 a new challenge came to the Cobra that fall. Shelby received a call from Goodyear to make "record attempts" at the Bonneville Salt Flats challenging archrival Firestone. The Cobra went on to claim all the straight-line records possible in its class going on to claim the 12-hour endurance record on the salt flats for a total of 23 international USAC/FIA records, including the incredible 150 mph average for 12 hours.

     We are expanding our product offerings from not only exotic supercar replicas but also utilizing the skill of the team to produce a vintage line of trucks. The first product to be produced will be a 1936 Ford pickup. This model was extremely popular in its original day and holds a great deal of nostalgic interest.

     The company is also diversifying its conversion capabilities to produce a line of Toter Homes, rigs used for hauling various types of trailers. The rigs are large enough to house living accommodations including beds, bathrooms and kitchen areas. Both projects are in the early stages of research & development.

     Cost, profit margin and revenue potential for the 1936 Ford pickup and the Toter Home have not yet been defined. Production stages could begin as early as late '05 or early '06.

     We will continue to evaluate models to add to our product lines either through internal development or strategic acquisitions that will strengthen our brand and enhance shareholder value. Acquisitions of other component car manufacturers will only be considered if their models are consistent with our corporate strategy and if the acquisition is less expensive than internal product development. Currently, we have identified two such opportunities and have begun preliminary negotiations to acquire a company with commercial applications for our custom van line, and another company who would compliment our replica business.

PRODUCT DEVELOPMENT
-------------------

Research
--------

     During the fiscal years 2002 thru 2004, research was done for the supercar replica operation on the potential market, legislation, and regulations regarding the compliance of primary products and their viability in the market place. Our operations have been structured so as to comply with applicable US laws and regulations, including the Department of Transportation certification requirements.

Product Development
-------------------

     During calendar year 2003, one GT Mk. 1 prototype unit was begun. During 2004 six prototypes and two production vehicles were completed. We expect to be able to complete a total of fifteen model units in calendar year 2005 and fifty in calendar year 2006.

     As of December 31, 2004, approximately $2,100,000 had been spent on product development and prototype production with respect to the GT Mk. 1 vehicle line.

Product Development Programs and Commitments Summary
----------------------------------------------------

     We anticipate completing the prototype of the GT Mk. 1 race version, Daytona Coupe and '36 Ford pickup models by the end of calendar 2005. In year 2006 we expect to develop one product per quarter in our development facility, and we will integrate all acquisition production products to the LA West Standard.

Proposed New Products Requiring Material Investment Resources
-------------------------------------------------------------

     We expect to expand new product offerings over time. New product offerings are expected to be the greatest source of growth for the company. For example, we have developed design plans that will allow us to produce a 1936 Ford pickup replica model along with toter homes.

PATENTS AND TRADEMARKS
----------------------

     We have patents, trademarks and trade names for the following:

Patents

1.	Design Patent - Exterior of a fiberglass hood - Application #29-222,947
2.	Design Patent - Laser Fade Paint Design - Registered Copyright
                        #VA 620-652

Trademarks and Trade names

1.	LA West and design Registration Number 1,961,460
2.	Choo Choo Customs and design Registration number 1,425,160
3.	L'il Red Express Truck and design Registration number 78,436,306
4.	D'elegant Conversions

     When we believe it is appropriate we will seek patent or trademark protection for other products, marks or services.

SUPPLIERS
---------

     The company does not depend upon any single source of supply for any of production component.

MARKETING - CHANNELS OF DISTRIBUTION:
-------------------------------------

     We primarily market our products to franchised new car dealers across the continental United States through the efforts of our company sales staff, which includes eight employed and five independent contracted representatives. With average experience in the car business of 15 years, our outside sales force travels to strategic markets across the U.S. We plan to expand into foreign markets, selling our supercar assembly products through a master distributor outside the U.S. beginning with entry into the South American market in 2006 followed by the European market in 2007.

     The sales force is responsible for sales of both luxury conversions and exotic supercars. We believe that combining efforts for both products brings better efficiencies to the overall operation.

     In addition, we employ a sales and marketing manager who is responsible for the sales force and general advertising and promotion. Specific duties include targeted direct mailings, national print ads in magazines and newspapers, maintenance of our Internet website, and tradeshow operations.

     LA West's market is virtually any Ford, General Motors and Chrysler franchised dealer in the U.S. for its vans, trucks and SUV's.

Advertising and Promotion of Exotic Supercars, Vintage Trucks and Street Rods
-----------------------------------------------------------------------------

     Our primary marketing efforts are focused on a direct-to-consumer as well as mass-market media advertising. To further its reach and exposure, we are evaluating several upscale publications such as Robb Report and DuPont Registry for a fit with our target demographics. Our management has discovered that tradeshows offer the greatest potential to rapidly expose our products and give our marketing personnel the opportunity to meet more qualified customers than in any other scenario.

     Additionally, we are currently evaluating our options to display demo supercar vehicles at exotic auto shows and auctions including the Carlisle and SEMA car events, the Barrett Jackson and Kruse International auctions as well as Metropolitan auto shows and other shows such as Detroit's American International Automobile Show and the New York Auto Show.

Website
-------

     We believe that our website (www.legendmotorsww.com) is a particularly strong marketing tool that yields cost effective, worldwide exposure. Our website continues to receive several leads daily through its interactive section where interested parties may request information online. The website features our primary product models along with general information describing the manufacturing facility, location, product specifications, product pricing and optional upgrade pricing. We also use the website to promote our apparel and accessories, which is an additional source of revenue and exposure for our product and brand image.

COMPETITION
-----------

     We have several close competitors in the luxury van and truck conversion industry. These competitors include Starcraft Conversions, Tuscany Automotive Solutions, Explorer Conversions and Southern Comfort Conversions. We have few close competitors that offer assembled replica products. ERA Replica Automobiles and CAV Holdings are the closest comparable competitors because they offer the same type model, the Ford GT40 Replica.

     We expect the markets for our products to become even more competitive if and when more companies enter them and offer competition in price, support, additional value added services, and quality, among other factors.

LEGAL PROCEEDINGS
-----------------

     We are not currently involved in litigation, nor are we a party to any pending litigation.

EMPLOYEES
---------

     As of the date of this prospectus we have 58 full-time employees, including 21 in production, 8 in indirect operations, 10 in sales/marketing, 7 in research and development, 11 in administration and our CEO. In Addition, we have 5 independent sales contractors. We presently have no labor union contract with any union and we do not anticipate unionization of our personnel in the foreseeable future. We believe our relationship with our employees is good.

DESCRIPTION OF PROPERTY
-----------------------

     Legend Motors Worldwide production facility is located at 1995 East US 20, LaGrange, Indiana 46761. The 78,000 square foot facility was built in 2000 and is on 22 acres of land. Approximately 6,500 square feet of space, consisting of 12 offices, is used for administration, and approximately 65,000 square feet of space is used for assembly of the conversions. Production, service and delivery of the exotic supercar and roadster replicas operate in approximately 6,500 square feet of space.

     We have recently relocated our research and development operations for the exotic supercar and roadster replica operation to 17924 U.S. 31 North, Westfield, Indiana 46074. The 12,600 square foot facility, which is on
2.45 acres of land, includes 5 offices for administration and design, an automotive showroom and assembly space sufficient to meet our research and development projects for the foreseeable future

     We lease both facilities from related parties. The monthly lease payment for our LaGrange facility is $29,000 and the lease terminates on February 28, 2010. The monthly lease payment for our Westfield facility is $6,500 and the lease terminates on June 30, 2010.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND/FINANCIAL DISCLOSURE.
-------------------------------------------------------------------------

     We have had no disagreements with our accountants on accounting and financial disclosure.

                                   MANAGEMENT
                                   ----------

Directors and Executive Officers
--------------------------------

     Our directors, executive officers and key employees are as follows:


Name                 Age    Position                  Director Since

Vern Kauffman        46     President, Chief Executive     2005
                            Officer and Director

Lowell G. Hancher    51     Director                       2005

John G. Pendl        44     Chief Financial Officer
                            and Director                   2005

Andrew Broadley      42     Chief Technical Officer

Joel Updike          57     Director                       2005

Dennis Severson      53     Director                       2005


Vern Kauffman
-------------

Mr. Kauffman is the founder of LA West and has over 17 years of dedication to excellence with that company. The award winning organization was started by Mr. Kauffman customizing a single van and reselling it. Mr. Kauffman grew the company to over $13 Million in revenue in 2004. Mr. Kauffman has relationships at Ford, Chrysler and General Motors and provides a personal touch to management with the intention of maintaining a corporate culture to prosper around the staples of quality and profit.

Lowell G. Hancher, Jr.
----------------------

Mr. Hancher is a founder of Legend Motors with over 20 years of experience in product development and corporate management. He is currently a principal of Commerce Street Venture Group, Inc. in which he founded in 1999. He has proven to excel at developing business models in multiple industries. As part of his ventures, he was a team owner in the motor sports world for over 10 years, predominantly Indy Car. Among the professionals that he has worked with throughout the years are A.J. Foyt, Rick Mears, Danny Sullivan, Eddie Cheever, Darrell Waltrip, Scott Goodyear, Jeff Ward, Steve Knapp, Dick Simon, Dennis Firestone, Ed Pimm, Wally Dallenbach, and Todd Bodine. He is also responsible for introducing the PI research technology (telemetry systems) to the U.S., which is now used in all motor sports. Mr. Hancher has extensive experience with corporate governance and is currently on the Board of Directors of other publicly traded companies.

Andrew Broadley
---------------

Mr. Broadley is a founder of Legend Motors and possesses superior product knowledge as well as the business acumen required to develop and maintain strong working relationships with production personnel. Andrew's experience as a racecar/streetcar designer began in childhood through learning about the industry and engineering techniques from his legendary father, Eric Broadley. After becoming a full time Engineer in the Lola design office, Andrew was responsible for the design of the Lola T87/90 Sports 2000 car - the first in a series of models that won every national and Pro-Series championship in the USA and Europe. Following this success, Andrew became Lola's engineering liaison to their Indy/ChampCar customers (1990-92) where he helped Indy legend AJ Foyt, Eddie Cheever, Scott Goodyear, Buddy Lazier and other drivers to reach their goals. He has also served as Senior Director of Engineering and Chief Engineering Officer for Indian Motor Cycle Corporation(2002-03), directing over 40 employees, 22 of which were degreed engineers.

Joel Updike
-----------

Joel M. Updike has more than 30 years experience in the banking and consulting industries. The Indiana native graduated from Indiana State University with a degree in Business Management and Finance before going on to graduate and postgraduate studies in Banking in Wisconsin. Mr. Updike previously worked as a bank supervisor for Federal Deposit Insurance Corporation and as Senior Vice President for a Kendallville, Indiana bank and trust company. He spent eight years starting in 1996 serving as President, Owner/Operator of Broadway & Jefferson Limited, Inc., a commercial laundry facility, which he sold in 2004. He currently has a small business and loan acquisition-consulting firm.

John G. Pendl
-------------

Mr. Pendl is a corporate finance professional and CPA with experience in controllership, capital budgeting, treasury and acquisitions. Prior to joining Legend Motors in July, 2004, John served as Vice President, Chief Financial Officer and Treasurer of Goran Capital, Inc. from October, 2001 to July, 2004, a publicly traded investment holding company. Earlier in his career, John was an M&A Analyst and Divisional Controller for Collision Team of America, Inc., a subsidiary of Ford Motor Company and a tax consultant with the firm of Price Waterhouse.


Dennis Severson
---------------

Mr. Severson has over 25 years of business experience with growth-oriented companies and understands how to develop profitable products. Mr. Severson is currently President of Commerce Street Venture Group, Inc. and has been with the company since 1999. His comfort with a technical approach to product sales is well-suited to the company's vehicles and his leadership skills will assist in aggressively developing the company. As a previous Vice President with Dean Witter specializing in private placements, he is uniquely capable of interacting with the investing public and currently sits on the Board of Directors of a publicly traded company. Mr. Severson has also been with management and trading for Archer Daniels Midland, the largest publicly traded agricultural company. In addition, he has been involved with management of professional sports teams.

Directors' Remuneration
-----------------------

Our directors are presently not compensated for serving on the board of directors. It is anticipated they will be and it will be consistent with public companies in the sector and of like size and profit.

Executive Compensation
----------------------

Employment Agreements
---------------------

We entered into an employment agreement with Vern Kauffman, our President and Chief Executive Officer, effective July 1, 2005 for a period of 5 years under which he will continue as our President.
The agreement calls for Mr. Kauffman to receive an annual salary of $175,000 plus a bonus equal to five percent (5%) of our net income before taxes. The agreement also provides for Mr.
Kauffman to receive standard benefits such as health insurance coverage, sick and vacation time and use of an automobile.

Summary Compensation Table
--------------------------

     The following table sets forth the total compensation paid or accrued for the years ended December 31, 2004, 2003 and 2002 to our Chief Executive Officer and our other most highly compensated executive officer who is serving as executive officers at the end of our last fiscal year.

Annual Compensation




Name and                                      Other            Restricted    Securities               All
Principal                                     Annual           Stock         Underlying     LTIP      Other
Position         Year     Salary     Bonus    Compensation     Awards        Options        Payouts   Compensation
---------        ----     ------     -----    ------------     ----------    ----------     -------   ------------

Vern  Kauffman,
President         2004     130,000     -            -              -             -               -        -
                  2003     130,000     -            -              -             -               -        -
                  2002     129,750     -            -              -             -               -        -


Andrew Broadley   2004       -         -            -              -             -               -       103,205
                  2003       -         -            -              -             -               -        24,999
                  2002       -         -            -              -             -               -            -0-




Stock Option Grants in the past fiscal year
-------------------------------------------

     We have not issued any grants of stock options in the past fiscal year.

                             PRINCIPAL SHAREHOLDERS
                             ----------------------

     The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of all shares which may potentially be sold in connection with this registration statement, by (i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, and (iii) all executive officers and directors as a group:




                                    Number of     Percent      Percent
Name and Address of                 Shares        Before       After
Beneficial Owner                    Owned         Offering     Offering (1)
----------------                    ---------     --------     --------
Anthony D. Altavilla Trust
& Leslie T. Altavilla
Trust DTD
14300 Clay Terrace Blvd.
Ste. 269
Carmel, IN 46032                     500,130        5.001%        0%

Commerce Street Venture
Group, Inc.
17322 Westfield Park Road
Westfield, IN 46074 (2)            1,194,177        9.951%        0%

GT40 North America, Inc.
17924 US 31 North
Westfield, IN 46074                2,250,000       22.500%        0%

G. C. Hancher
1176 Pebblebrook Dr.
Noblesville, IN 46060 (3)          1,190,000        9.916%        0%

Vern Kauffman
58639 CR 35 Street
Middlebury, IN 46540 (4)           2,792,084       23.267%        0%

Magellan Capital
Management, Inc.
9940 Glenburr Court
Fishers, IN 46038 (5)                698,334        5.819%        0%

Dennis Severson
19560 Winwood Parkway
Noblesville, IN 46062                275,000        2.750%        0%

John G. Pendl                         65.000        0.541%        0%
1995 East US 20
LaGrange, Indiana 46074 (6)

All Directors and Officers
as a Group (5 Persons) (7)         4,322,084       36.017%        0%



(1) Assumes that all warrants are exercised and all shares offered hereunder are sold.
(2) Includes warrants to purchase 400,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
     120 days following the effective date of this prospectus. A five-member committee has equal voting or investment control over shares owned by Commerce Street Venture Group. Mr. Lowell G. Hancher is a member of that group.
(3) Includes warrants to purchase 400,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the effective date of this prospectus. G.C. Hancher is the wife of Lowell G. Hancher, one of our directors.
(4) Mr. Kaufman is currently our President. Includes warrants to purchase 1,000,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.
(5) Includes warrants to purchase 200,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the effective date of this prospectus. Managing Partners David Dozier and Marlin Marinaro of Magellan Capital Management have the ultimate voting or investment control over shares owned by this company.
(6)  Mr. Pendl is our Chief Financial Officer and a Director.
(7) Includes warrants to purchase 1,000,000 shares of common stock that may be acquired by our President at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus, 400,000 shares of common stock that may be acquired by the wife of a Director at an exercise price of $4.00 per share commencing 120 days following the effectuve date of this prospectus adn 790,000 shares of common stock held by the wife of such Director.

                              SELLING SHAREHOLDERS
                              --------------------

     The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of the date of this prospectus. Unless otherwise indicated, none of the selling shareholders has or had a position, office or other material relationship with us within the past three years.



                           Ownership of                               Ownership of
                         Shares of Common                           Shares of Common
                          Stock Prior to            Number of        Stock After the
                             Offering               Shares              Offering
                       -----------------------      Offered      ---------------------
Selling Shareholder    Shares(1)    Percentage(1)   Hereby       Shares     Percentage  Notes
----------------------------------------------------------------------------------------------
Joseph Abrahams          25,000       0.250%          25,000       0          0%

Anthony D. Altavilla
Trust & Leslie T.
Altavilla Trust DTD     500,130       4.176%         500,130       0          0%

Mark Anderson             6,250       *                6,250       0          0%

Michael Bagela            6,250       *                6,250       0          0%

BAM Ventures             20,000       *               20,000       0          0%

Kurtis Bear               6,250       *                6,250       0          0%

Andrew Broadley         100,000       *              100,000       0          0%           2

Richard Caron           100,000       *              100,000       0          0%

Stanley Coher            25,000       *               25,000       0          0%

Commerce Street
Capital Group, Inc.     281,568       2.346%         281,568       0          0%

Commerce Street Venture
Group, Inc.             1,194,177     9.951%       1,194,177       0          0%           3

Stephen I. Cooper        50,000       *               50,000       0          0%

John P. Cusick           12,500       *               12,500       0          0%

Todd Doom                58,333       *               58,333       0          0%

Angela Dozier            10,000       *               10,000       0          0%

David Dozier             20,000       *               20,000       0          0%

Olivia Dozier            10,000       *               10,000       0          0%

Steve Erickson           85,000       *               85,000       0          0%

Michael Felsher          12,500       *               12,500       0          0%

David Finke              58,333       *               58,333       0          0%

Barry S. Gevertz         12,500       *               12,500       0          0%

Paul Gilmartin           25,000       *               25,000       0          0%

Michael Glita & Joan
D. Glita                100,000       *              100,000       0          0%

GO CO LLC                30,000       *               30,000       0          0%

Michael Golden           12,500       *               12,500       0          0%

Jane Graham              10,000       *               10,000       0          0%

G S Property
Management, Inc.         25,000       *               25,000       0          0%

GT40 North
America, Inc.         2,250,000      18.750%       2,250,000       0          0%

G C Hancher           1,190,000       9.916%       1,190,000       0          0%           3, 4

HDE, Inc.                25,000       *               25,000       0          0%

Heidi A. Hoffman         50,000       *               50,000       0          0%

Daniel Hopkins            6,250       *                6,250       0          0%

Integrity Ventures,
Inc.                    216,647       1.805%         216,647       0          0%

C James Jensen          150,000       1.250%         150,000       0          0%

Donald D. Johnson &
Ann J. Johnson JTTEN      6,250       *                6,250       0          0%

Vern Kauffman (3)(5)  2,792,084      23.067%       2,792,084       0          0%           2, 5

John Kellard             50,000       *               50,000       0          0%

David B. Kelly           25,000       *               25,000       0          0%

Mark G. Langmade         18,750       *               18,750       0          0%

Josh Larson              12,500       *               12,500       0          0%

Erwin Lemowitz TTEE      25,000       *               25,000       0          0%

Walter Lewis &
Gail Lewis               15,000       *               15,000       0          0%

Peter Liebert            15,000       *               15,000       0          0%



                                       33




M&A Holdings             40,835       *               40,835       0          0%

Magellan Capital
Management, Inc. (6)    698,334       5.819%         698,334       0          0%           6

Jeffery Markowitz        37,500       *               37,500       0          0%

Dennis M. Mills           6,250       *                6,250       0          0%

Marlin G. Molinaro      281,250       2.344%         281,250       0          0%

Marlin G. Molinaro &
Melody Marinaro          97,072       *               97,072       0          0%

Oakbridge Equities      109,165       *              109,165       0          0%

Oakbrooke Consulting
Group, Inc.             120,000       *              120,000       0          0%

Kenneth Oestreich &
Sheryl Oestreich          6,250       *                6,250       0          0%

Paul Palmer              12,500       *               12,500       0          0%

Tomas Payan              12,500       *               12,500       0          0%

John Pendl               65,000       *               65,000       0          0%           2

George Recentio         100,000       *              100,000       0          0%

Robert John Richards      6,250       *                6,250       0          0%

Allen Reiss              12,500       *               12,500       0          0%

Steve Rizzone &
Mashid Rizzone          100,000       *              100,000       0          0%

Rydare, LLC              50,000       *               50,000       0          0%

Kevin Sallstrom          25,000       *               25,000       0          0%

David R. Schreiber       12,500       *               12,500       0          0%

Dennis Severson         275,000       2.292%         275,000       0          0%           7

Alan C. Shoaf            97,072       *               97,072       0          0%

H. Eliot Subin           25,000       *               25,000       0          0%

Samuel Trancredi         25,000       *               25,000       0          0%

Jeff Tetzlaff            25,000       *               25,000       0          0%

The Delaware Escrow
Group, Inc.              25,000       *               25,000       0          0%

Dwight R. Wade, Jr.      25,000       *               25,000       0          0%

James Whipple            25,000       *               25,000       0          0%

Theresia Whitfield       10,000       *               10,000       0          0%

Nick Williams             6,250       *                6,250       0          0%

Richard J. Wood           6,250       *                6,250       0          0%

Shannon J. Wood           6,250       *                6,250       0          0%

Edward W. Zappe          12,500       *               12,500       0          0%
--------------------------------------------------------------------------------------------
Total                12,000,000     100.000%      12,000,000       0          0%



1)	Assumes that all warrants are exercised and all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.  Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each shareholder will own upon completion of this offering.

2)      Current employee.

3) Includes warrants to purchase 400,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.

4)      G. C. Hancher is the wife of Lowell G. Hancher, one of our directors.

5)	Mr. Kauffman is currently our President.  Includes warrants to purchase 1,000,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.

6)	Includes warrants to purchase 200,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.

7)      Mr. Severson is one of our directors.


                                       34



                              CERTAIN TRANSACTIONS
                              --------------------

     On July 1, 2005, Legend Motors Worldwide, Inc. entered into an agreement to acquire 49% of the outstanding common stock of LA West, Inc. (an
Indiana corporation) for 1,582,492 shares of our common stock. LA West, Inc. was originally incorporated on January 26, 1988 and is headquartered in LaGrange, Indiana.

     On July 1, 2005, Legend Motors Worldwide, Inc. entered into an agreement to acquire the remaining 51% of the outstanding common stock of LA West, Inc. (an Indiana corporation) for 1,647,084 shares of our common stock.
LA West, Inc. was originally incorporated on January 26, 1988 and is headquartered in LaGrange, Indiana.

     On July 1, 2005, Legend Motors Worldwide, Inc. entered into agreements to acquire all of the outstanding common stock of GT 40 North America, Inc.
(a Florida corporation) for 1,847,084 shares of our common stock.  GT 40
North America, Inc. was originally incorporated on September 6, 2003 and is headquartered in Westfield, Indiana.

                                       35



                           DESCRIPTION OF SECURITIES
                           -------------------------

General
-------

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share. As of the date of this prospectus, 10,000,000 shares of common stock are issued and outstanding. The transfer agent for our common stock is Atlas Stock Transfer of Salt Lake
City, Utah.

Common Stock
------------

     We are authorized to issue 50,000,000 shares of our common stock, $0.0001 par value, of which 10,000,000 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     The holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock
---------------

     The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

Warrants
--------

     We presently have 2,000,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 commencing 120 days following the date of this prospectus. All warrants expire December 31, 2007.

     Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.



                                       36



     The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

     We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect.
Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-
4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop or, if developed, will be sustained.

     As of July 31, 2005, there were 78 shareholders of record of our common stock and a total of 10,000,000 shares outstanding. All
10,000,000 shares are being registered in this offering and accordingly there are no outstanding shares at this time that would be subject to Rule 144.

                                       37


                                INDEMNIFICATION
                                ---------------

     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities.
Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                                       38


                              PLAN OF DISTRIBUTION
                              --------------------


     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $3.00 per share. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-       privately negotiated transactions;

-       a combination of any such methods of sale; and

-       any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                       39



     We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders.
We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

     We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities
Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.




                                 LEGAL MATTERS
                                 -------------

     The Law Office of James G. Dodrill II, P.A. of Boca Raton, Florida will provide an opinion for us regarding the validity of the common stock offered in this prospectus.


                                    EXPERTS
                                    -------

     The financial statements of GT 40 North America, Inc. and LA West,
Inc included in this prospectus have been so included in reliance on the report of Tedder, James, Worden & Associates, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                       40


                      WHERE YOU CAN FIND MORE INFORMATION
                      -----------------------------------

     We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth
Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Legend Motors Worldwide, Inc. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.
W., Room 1024, Washington, D. C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Legend Motors Worldwide, Inc., 17924 US 31
North, Westfield, Indiana 46074, Attention: John G. Pendl, CFO.

     Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                                       41




                       INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholder of L.A. West, Inc.:

We have audited the accompanying balance sheet of L.A. West, Inc. as of December 31, 2004, and the related statements of income, stockholder's equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.A. West, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United
States of America.

/s/ Tedder, James, Worden & Associates, P.A.

July 1, 2005
Orlando, Florida



L.A. WEST, INC.
BALANCE SHEET
DECEMBER 31, 2004


ASSETS

Current Assets:
Cash                                                     $72,197
Accounts Receivable                                      279,927
Inventories                                            6,202,014
Prepaid Expenses and Other Current Assets                 37,271
                                                          ------
Total Current Assets                                   6,591,409


Property and Equipment, Net                              278,091
Other Assets                                              58,435


Total Assets                                          $6,927,935


LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts Payable                                        $690,613
Accrued Expenses                                         299,985
Current Portion of Capital Lease Obligations              38,512
Current Portion of Long Term Debt                         14,580
Line of Credit                                           438,000
Floor Plan Payable                                     5,354,176
                                                       ---------
Total Current Liabilities                              6,835,866


Long Term Debt, Less Current Portion                      35,607
                                                          ------
Total Liabilities                                      6,871,473
                                                       ---------

Commitments and Contingencies

Stockholder's Equity:
Common Stock                                               1,000
Additional Paid-In Capital                                30,000
Retained Earnings                                         25,462
                                                          ------
Total Stockholder's Equity                                56,462
                                                          ------

Total Liabilities and Stockholder's Equity            $6,927,935
                                                       =========

See Accompanying Notes to Financial Statements.



L.A. WEST, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                                 2004             2003
                                                 ----             ----

Net Sales                                       $14,164,076     $12,098,286

Cost of Goods Sold                                9,817,587       8,217,252
                                                  ---------       ---------

Gross Profit                                      4,346,489       3,881,034
                                                  ---------       ---------
Operating Expenses (Income):
Selling, General and Administrative Expenses      3,586,824       3,660,496
Loss on Sale of Property and Equipment               40,143          36,088
Gain on Involuntary Conversion                           -0-       (282,341)
                                                         --        --------
Total Operating Expenses                          3,626,967       3,414,243
                                                  ---------       ---------
Income from Operations                              719,522         466,791

Other Income (Expenses):
Interest Income                                         111             373
Interest Expense                                   (236,227)       (347,600)
                                                    -------         -------
Total Other Expense                                (236,116)       (347,227)
                                                    -------         -------

Net Income                                         $483,406        $119,564
                                                    =======         =======

Weighted Average Shares of Common Stock
Outstanding:
Basic and Diluted                                       100             100
                                                        ---             ---
Earnings Per Common Share:
Basic and Diluted                                 $4,834.06       $1,195.64
                                                   ========        ========



See Accompanying Notes to Financial Statements.



L.A. WEST, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                       2004          2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                           $483,406       $119,564
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation                                          119,465        163,466
Loss on Sale of Property and Equipment                 40,143         36,088
(Increase) Decrease in Assets:
Accounts Receivable                                  (139,942)       109,153
Raw Materials and Finished Goods                      125,339        (33,545)
Floor Planned Chassis                               2,639,504      5,057,908
Prepaid Expenses and Other Current Assets               1,319          4,366
Increase (Decrease) in Liabilities:
Accounts Payable                                      (85,677)        19,540
Accrued Expenses                                      (11,317)        14,569
Floor Plan Payable                                 (2,639,504)    (5,057,908)
                                                   -----------    -----------
Net Cash Provided by Operating Activities            $532,736       $433,201
                                                      -------        -------


CASH FLOWS FROM INVESTING ACTIVITIES
Increase in Other Assets                              $(9,779)       $(9,778)
Purchases of Property and Equipment                   (56,030)       (37,568)
Proceeds from Sale of Property and Equipment              800        200,000
                                                          ---        -------
Net Cash Provided by (Used in) Investing Activities  $(65,009)      $152,654
                                                      --------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to Stockholder                        $(300,666)     $(616,530)
Net Proceeds (Repayments) on Line of Credit           (77,000)       325,000
Payments on Long Term Debt                            (13,864)      (124,580)
Payments on Capital Lease Obligations                 (77,895)      (109,023)
                                                      --------      ---------
Net Cash Used in Financing Activities               $(469,425)     $(525,133)
                                                     ---------      ---------

Net Increase (Decrease) in Cash                       $(1,698)       $60,722
Cash - Beginning of Year                               73,895         13,173
                                                       ------         ------
Cash - End of Year                                    $72,197        $73,895
                                                       ======         ======


Supplemental Disclosures of Cash Flow Information:


Cash Paid During the Year for Interest               $247,553       $343,801
                                                      =======        =======
Cash Paid During the Year for Income Taxes             $5,127         $9,824
                                                        =====          =====


Supplemental Disclosure of Non-cash Investing and
Financing Activities:


A net non-cash distribution of $30,541 was made that transferred equipment with a net carrying value of $84,126 and a capital lease obligation of $53,585 to an entity related to the stockholder through common ownership.


See Accompanying Notes to Financial Statements.




L.A. WEST, INC.
STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                           Additional   Retained
                                  Common    Paid in     Earnings   Total
                                  Stock     Capital     (Deficit)  Equity
                                  ------    -------     ---------  ------
Balances at December 31, 2002     $1,000    $30,000     $370,229   $401,229
Net Income                            -0-        -0-     119,564    119,564
Distributions                         -0-        -0-    (616,530)  (616,530)
                                   ------    -------    ---------  ---------
Balances at December 31, 2003     $1,000    $30,000    $(126,737)  $(95,737)
Net Income                            -0-        -0-     483,406    483,406
Distributions                         -0-        -0-    (331,207)  (331,207)
                                   ------    -------    ---------  ---------
Balances at December 31, 2004     $1,000    $30,000      $25,462    $56,462
                                   ======    =======    =========  =========



See Accompanying Notes to Financial Statements.



L.A. WEST, INC.
Notes to Financial Statements
December 31, 2004


1.	BUSINESS

L.A. West, Inc. (the "Company") is primarily engaged in the design, assembly, and sale of specialty van conversions and truck modifications throughout the United States of America. The Company's headquarters and assembly facility are located in LaGrange, Indiana.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable - Accounts receivable are recorded at net realizable value. In the opinion of management, no provision is deemed necessary for uncollectible accounts at December 31, 2004.

Revenue Recognition - The Company records revenue for the completion of van conversions and truck modifications when products are shipped, the price is final or determinable and collection of the sales price is reasonably assured. The Company utilizes inventory chassis in conjunction with their van conversions and truck modifications. These chassis are held on a consignment-like basis until the completion of the van conversion or truck modification, at which time they are sold back to the respective manufacturer along with the components of the Company's products to a designated dealership in accordance with Staff
Accounting Bulletin No. 104, Topic 13: Revenue Recognition.  The
Company purchases and resells each floor planned chassis to the respective manufacturer at the same invoice price, less any dealer holdback, discounts and other incentives received.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United
States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories - Inventories are carried at the lower of cost or market.
The cost is determined using the first-in, first-out method. The
Company evaluates its inventory value at the end of each year to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of its physical inventories, a review of potential obsolete and slow-moving stock based on historical product sales and forecasted sales and an overall consolidated analysis of potential excess inventory. The Company also maintains inventory chassis consigned to others throughout the year which are used in conjunction with the components of the Company's sale of specialty van conversions and truck modifications products. This consigned inventory makes up the floor plan inventory balance of $5,354,176 at December 31, 2004.




L.A. WEST, INC.
Notes to Financial Statements
December 31, 2004

To the extent historical physical inventory results are not indicative of future results and if future events affect, either favorably or unfavorably, the salability of the Company's products or its relationship with certain key vendors, the Company's inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the asset.
Maintenance and repairs are expensed as incurred.

Cost of Goods Sold - The components of cost of goods sold in the accompanying statements of income include all direct materials and direct labor associated with the assembly and/or manufacturing of the Company's products.

Accrued Warranty Costs - Estimated future costs related to product warranties are accrued as products are sold based on prior experience and known current events and are included in accrued expenses in the accompanying balance sheet. Accrued warranty costs have historically been sufficient to cover actual costs incurred and are included within cost of goods sold.

Advertising Costs - The Company expenses costs of advertising as incurred. Advertising costs for the years ended December 31, 2004 and 2003 were approximately $347,000 and $369,000, respectively, and are included within selling, general and administrative expenses.

Impairment of Long-Lived Assets - The Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company evaluates the recoverability of long-lived assets used in operations by measuring the carrying amount of the assets against their estimated undiscounted future cash flows. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their approximate fair values.

Income Taxes - The Company's shareholder elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state corporate income taxes on its taxable income. Instead, the shareholder is liable for individual federal income taxes on the Company's taxable income or net operating loss. The Michigan Single Business Tax was $5,194 and
$7,858 for 2004 and 2003, respectively. The Pennsylvania franchise tax was $407 and $315 for 2004 and 2003, respectively.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions. At various times throughout 2004, the Company's cash balance in its cash account held at a financial institution was in excess of the federally insured limit. The Company



L.A. WEST, INC.
Notes to Financial Statements
December 31, 2004



also maintains chassis inventory on its premises which are purchased from and sold back to the respective manufacturer at the same price.
The chassis inventory is used in conjunction with the components of the Company's independent sale of specialty van conversions and truck modifications products.

3.	INVENTORIES

The components of inventories at December 31, 2004 were as follows:

Floor Planned Chassis       $5,354,176
Raw Materials                  514,450
Finished Goods                 333,388
                            ----------
                            $6,202,014

4.	PROPERTY AND EQUIPMENT

Property and equipment, their estimated useful lives and related accumulated depreciation at December 31, 2004 were as follows:


                                          Useful Life
                                            (Years)

Shop Equipment and Fixtures                   7            $493,806
Furniture and Office Equipment               3-5            195,793
Transportation Equipment                      6              25,000
Signage                                      10              13,459
Leasehold Improvements                       8-10            71,771
                                                             ------
                                                            799,829
Less Accumulated Depreciation                               521,738
                                                            -------
                                                           $278,091
                                                            =======
5.	ACCRUED EXPENSES

The components of accrued expenses at December 31, 2004 were as follows:

Accrued Warranty                                          $201,000
Accrued Property Taxes                                      23,576
Accrued Payroll                                             23,177
Accrued Bonuses                                             26,692
Accrued Vacation                                            10,000
Accrued Interest                                            13,146
Other                                                        2,394
                                                           -------
                                                          $299,985
                                                           =======




L.A. WEST, INC.
Notes to Financial Statements
December 31, 2004




6.	FLOOR PLAN PAYABLE

The Company held chassis inventory totaling $5,354,176 at December 31, 2004. The Company had a floor plan payable with Ford Motor Credit
Company of $2,895,170, General Motors Acceptance Corporation of
$1,213,587 and Chrysler Financial Company, L.L.C. of $1,245,419 at
December 31, 2004, respectively. The Company accrues and pays interest monthly on the outstanding floor plan payables ranging from 1% to 2%, as of December 31, 2004, for floor planned chassis held for less than 90 days and prime plus 1% (6.25% at December 31, 2004) for floor planned chassis held for greater than 90 days. The Company does not make any payments on floor plan payable balances outstanding.

7.	LINE OF CREDIT

The Company has a revolving line of credit with a maximum amount available of $650,000. The balance at December 31, 2004 was $438,000.
Interest is payable monthly at the prime rate plus 0.5% (5.75% at December 31, 2004), and matures on October 5, 2005. The line of credit is collateralized by all the business assets of the Company and is guaranteed by the stockholder.

8.	LONG TERM DEBT

Long term debt consisted of the following at December 31, 2004:

Note payable to Farmers State Bank,
interest at prime plus 0.75% (6.0%
at December 31, 2004), payable in
equal monthly installments of
principal and interest of $1,396 to
March 2008, collateralized by all
the business assets of the Company
and is guaranteed by the
stockholder.                                          $50,187

Less Current Portion                                   14,580
                                                       ------
	                                              $35,607
                                                       ======

Future maturities of long term debt are as follows:

                                  Year Ending
                                  December 31,

                                  2005              $14,580
                                  2006               15,002
                                  2007               15,928
                                  2008                4,677
                                                    --------
                                                    $50,187
                                                    ========



L.A. WEST, INC.
Notes to Financial Statements
December 31, 2004


9.	GAIN ON INVOLUNTARY CONVERSION

In May 2003, the Company experienced a hail storm which resulted in damages to the Company's floor plan inventory. During the year ended
December 31, 2003, the Company incurred repair costs of approximately
$258,000 and received insurance recoveries of approximately $540,000, resulting in a gain on involuntary conversion of approximately
$282,000.

10.	 RELATED PARTY TRANSACTIONS

The Company's operating facilities are leased from L.A. Investments, LLC which is 50% owned by the stockholder and 50% owned by the stockholder's spouse for $22,500 per month. The lease is for a period of ten (10) years through February 28, 2010 and may be renewed for five additional one-year terms. Rent expense paid to L.A.
Investments, LLC totaled $270,000 for the years ended December 31, 2004 and 2003, respectively, and is included within selling, general and administrative expenses.

The Company paid Team L.A. Motorsports, Ltd. $103,000 and $86,800 for the years ended December 31, 2004 and 2003, respectively, for advertising and promoting of the Company. The stockholder's spouse owns 100% of Team L.A. Motorsports, Ltd.

11.	 COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its operating facilities and certain equipment under noncancellable lease agreements expiring at various dates through February 2010. Rental expense amounted to approximately
$272,000 for the years ended December 31, 2004 and 2003, respectively.

The Company also leases various equipment under capital leases expiring at various dates through June 2005. The leased assets are included in the balance sheet as part of property and equipment at a cost of $316,267 as of December 31, 2004. Amortization of these assets held under capital leases is included with depreciation expense and was approximately $50,500 for the years ended December 31, 2004 and 2003, respectively.

Future minimum lease payments under non-cancelable operating leases
(with initial or remaining terms in excess of one year) and future minimum capital lease payments as of December 31, 2004 are as follows:



L.A. WEST, INC.
Notes to Financial Statements
December 31, 2004




         Year Ending                Capital        Operating
         December 31,               Leases          Leases
         -------------             ---------       ---------
            2005                    $39,619          $329,798
            2006                         -0-          349,298
            2007                         -0-          348,325
            2008                         -0-          348,000
            2009                         -0-          348,000
          Thereafter                     -0-           58,000

Total minimum lease payments         39,619        $1,781,421

Less amounts representing
interest, with annual
interest rates ranging from
9.76% to 11.71%.                      1,107
                                      -----
Present value of net minimum
capital lease payments               38,512
                                     ------
Less current portions of
obligations under capital
leases                               38,512
                                     ------

Obligations under capital
leases, excluding current
portion                                 $-0-
                                        ----

12.	 EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. Substantially all employees who have met certain service requirements are eligible for participation in the Plan. Participants may defer and contribute to the Plan up to 15% of their compensation not to exceed the IRS limit.
The participants' contributions vest immediately, while the Company contributions vest over six years. The Company's contribution rate is determined on a year to year basis at the sole discretion of the Company, not to exceed $3,000 in any plan year. There were no Company contributions for the years ended December 31, 2004 and 2003.

13.	STOCKHOLDER'S EQUITY

The Company has 1,000 shares of no par value common stock authorized of which 100 shares were issued and outstanding at December 31, 2004.

14.	  SUBSEQUENT EVENTS

On March 11, 2005, the sole shareholder of the Company entered into an agreement to sell 49% of the common shares outstanding to Commerce
Street Venture Group, Inc. ("Commerce Street") by executing a note payable. On June 30, 2005 the last payment on the note payable was made and the shares were transferred to Commerce Street..

On July 1, 2005, the former sole shareholder entered into a formal share swap agreement with Legend Motors Worldwide, Inc. ("Legend") for 51% of the Company's shares. Pursuant to this agreement, the



L.A. WEST, INC.
Notes to Financial Statements
December 31, 2004


shareholder exchanged 51 shares of the Company's common stock for shares of Legend. Also on July 1, 2005, Commerce Street entered into a formal share swap agreement with Legend. Pursuant to this agreement, Commerce Street exchanged 49 shares of the Company's common stock for shares of Legend. As a result of the two exchanges, the Company became a wholly-owned subsidiary of Legend.

On March 11, 2005, the Company entered into an employment agreement with its President and Chief Executive Officer. The agreement is effective July 1, 2005, has a 5 year term and provides for an annual salary of $175,000 plus a bonus equal to five percent (5%) of the Company's net income before taxes. The agreement also provides for certain employee benefits, including health insurance coverage, sick and vacation time and use of an automobile.

15.	Pending Adoption of Accounting Standard

In January 2003, The Financial Accounting Standards Board issued
Interpretation No. 46 (FIN 46), Consolidation of Variable Interest
Entities, and in December 2003 issued a revision to that interpretation (FIN 46R). FIN 46R replaces FIN 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A variable interest entity
("VIE") is defined as (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest, or (b) an entity lacking the invested capital sufficient to fund future activities without the support of a third party. VIEs should be consolidated by their primary beneficiary, including those to which the usual condition for consolidation does not apply. This interpretation is effective immediately to VIEs created after December
31, 2003. For all other non-public entities, it is effective for the first annual period beginning after December 15, 2004. The requirements of FIN 46R will apply to the Company for its year ending
December 31, 2005.

As disclosed in footnote 10 (RELATED PARTY TRANSACTIONS) above, the Company's operating facilities are leased from L.A. Investments, LLC
(LAI).  LAI owns the building that houses those operating facilities.
While management has not yet completed its evaluation of the requirements of FIN 46R, management believes it is reasonably possible the Company will consolidate or be required to provide certain additional disclosures about LAI when FIN 46R becomes effective.

When FIN 46R becomes effective, the net amount that may be added to the Company's balance sheet may be reported either as the cumulative effect of an accounting change or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. Since the Company is not required to restate its financial statements, it does not intend to do so.





                       INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of GT 40 North America, Inc.:

We have audited the accompanying balance sheet of GT 40 North America, Inc. as of December 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the year ended
December 31, 2004 and for the period from September 5, 2003
(inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GT 40
North America, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and the period from September 5, 2003 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United
States of America.

/s/ Tedder, James, Worden & Associates, P.A.


July 1, 2005
Orlando, Florida






Balance Sheet
December 31, 2004


ASSETS

Current Assets:
Cash                                                         $-0-
Inventories                                              398,681
Prepaid Expenses and Other Current Assets                  6,123
                                                        ---------
Total Current Assets                                     404,804


Property and Equipment, Net                              155,882
Other Assets                                              10,890
                                                          ------

Total Assets                                            $571,576
                                                         =======

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts Payable                                        $210,199
Accounts Payable - Related Parties                       139,239
Accrued Expenses                                          47,198
Accrued Interest                                          48,483
Loans From Stockholder                                   754,782
Loans From Related Parties                               835,285
Total Current Liabilities                              2,035,186


Commitments and Contingencies



Stockholders' Deficit:

Common Stock                                                 100
Accumulated Deficit                                   (1,463,710)
Total Stockholders' Deficit                           (1,463,610)


Total Liabilities and Stockholders' Deficit             $571,576


See Accompanying Notes to Financial Statements.






GT 40 North America, Inc.
Statements of Operations
                                                    Period From
                                                    September 5,
                                                        2003
                                  Year Ended        (Inception) to
                                  December 31,      December 31,
                                     2004               2003
                                     ----               ----

Net Sales                            $575,300          $75,000

Cost of Goods Sold                    996,310           26,882
                                      -------           ------

Gross Profit (Loss)                  (421,010)          48,118

Selling, General and
  Administrative Expenses             886,981          155,339
                                      -------          -------


Loss from Operations               (1,307,991)        (107,221)

Other Income (Expense):
Interest Expense                      (47,911)           (587)
                                      --------           -----

Loss Before Income Taxes           (1,355,902)        (107,808)
Income Tax Expense                         -0-              -0-

Net Loss                          $(1,355,902)       $(107,808)
                                  ============       ==========


Weighted Average Shares of
Common Stock Outstanding:
Basic and Diluted                         100              100

Loss Per Common Share:
Basic and Diluted                 $(13,559.02)       $(1078.08)
                                  ============       ==========


See Accompanying Notes to Financial Statements.




GT 40 North America, Inc.
Statements of Cash Flows



                                                              Period From
                                                              September 5,
                                                                  2003
                                            Year Ended       (Inception) to
                                            December 31,      December 31,
                                               2004               2003
                                               ----               ----
CASH FLOWS FROM OPERATING
ACTIVITIES
Net Loss                                    $(1,355,902)     $(107,808)
Adjustments to Reconcile Net Loss to Net
Cash Used In Operating Activities:
Depreciation                                     30,019          3,110
Loss on Sale of Equipment                           301             -0-
(Increase) Decrease in Assets:
Inventories                                    (237,213)      (161,468)
Prepaid Expenses and Other Current Assets        17,251        (23,374)
Other Assets                                    (10,350)          (540)
Increase (Decrease) in Liabilities:
Accounts Payable                                181,438         28,761
Accounts Payable - Related Parties              114,869         24,370
Accrued Interest                                 47,896            587
Accrued Expenses                                 47,198             -0-
Customer Deposits                              (143,000)       143,000
                                               ---------       -------
Net Cash Used In Operating Activities        (1,307,493)       (93,362)
                                             -----------       --------


CASH FLOWS FROM INVESTING
ACTIVITIES
Purchases of Property and Equipment            (152,884)       (63,988)
Proceeds from Sale of Property and
Equipment                                         5,500             -0-
                                                  -----             ---

Net Cash Used In Investing Activities          (147,384)       (63,988)
                                               ---------       --------

CASH FLOWS FROM FINANCING
ACTIVITIES
Issuance of Common Stock                             -0-           100
Loans From Stockholder                          702,842         74,000
Loans From Related Parties                      736,368         98,917
                                                -------         ------

Net Cash Provided by Financing Activities     1,439,210        173,017
                                              ---------        -------


Net Increase (Decrease) in Cash                 (15,667)        15,667
Cash - Beginning of Period                       15,667             -0-
                                                 ------             ---
Cash - End of Period                                $-0-       $15,667
                                                    ====       =======

Supplemental Disclosure of Non-cash Investing and Financing Activities:

The Company sold property and equipment to a stockholder for carrying value which was used to reduce the principle of the loans from stockholder by $22,060.


See Accompanying Notes to Financial Statements.





GT 40 North America, Inc.
Statements of Stockholders' Deficit
For the Period from September 5, 2003 (Inception) to December 31, 2004





                                                                     Total
                                  Common Stock      Accumulated   Stockholders'
                                Shares    Amount      Deficit        Deficit
Inception (September 5, 2003)    -0-       $-0-           $-0-           $-0-
Issuance of Common Stock        100        100             -0-           100
Net Loss                         -0-        -0-      (107,808)      (107,808)
                                ----       ----      ---------      ---------
Balances at December 31, 2003   100       $100      $(107,808)     $(107,708)
Net Loss                         -0-        -0-    (1,355,902)    (1,355,902)
                                ----       ----    -----------    -----------
Balances at December 31, 2004   100       $100    $(1,463,710)   $(1,463,610)
                                ===        ===     ===========    ===========






See Accompanying Notes to Financial Statements.





GT 40 North America, Inc.
Notes to Financial Statements
December 31, 2004



1.	BUSINESS

GT 40 North America, Inc. (the "Company") is primarily engaged in the design, assembly, and sale of specially constructed cars throughout the United States of America, Canada, Mexico, and Europe.
The Company's headquarters and assembly facility are located in Westfield, Indiana.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition - The Company recognizes revenue when the customer accepts the product and title passes to the customer. The
Company sold one year franchise rights in 2004 and 2003 of $40,000 and $75,000, respectively, which granted the franchisees the exclusive rights to sell the Company's motor vehicles within specific designated areas.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories - Inventories are carried at the lower of cost or market. The cost is determined using the average cost method. The
Company evaluates its inventory value at the end of each year to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of its physical inventories, a review of potential obsolete and slow-moving stock based on historical product sales and forecasted sales and an overall consolidated analysis of potential excess inventory.

To the extent historical physical inventory results are not indicative of future results and if future events affect, either favorably or unfavorably, the salability of the Company's products or its relationship with certain key vendors, the Company's inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the asset.
Maintenance and repairs are expensed as incurred.

Cost of Goods Sold - The components of cost of goods sold in the accompanying statements of operations include all direct materials, labor and overhead associated with the assembly and/or manufacturing of the Company's products.

Impairment of Long-Lived Assets - The Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company evaluates the recoverability of long-lived assets used in operations by measuring the carrying amount of the assets against their estimated undiscounted future cash flows. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.



GT 40 North America, Inc.
Notes to Financial Statements
December 31, 2004


Income Taxes - The Company accounts for income taxes utilizing the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that included the enactment date.

Research and Development Costs - Research and development costs are expensed as incurred. Research and development costs totaled $18,262 for the year ended December 31, 2004 and $1,690 for the period from September 5, 2003 (inception) to December 31, 2003.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions. At various times throughout
2004, the Company's cash balance in its cash account held at a financial institution was in excess of the federally insured limit.

3.	INVENTORIES

Inventories consisted of the following at December 31, 2004:

Raw Materials                $213,675
Work in Progress               31,450
Finished Goods                153,556
                             ---------
                             $398,681




GT 40 North America, Inc.
Notes to Financial Statements
December 31, 2004


4.	PROPERTY AND EQUIPMENT

Property and equipment, their estimated useful lives and related accumulated depreciation at December 31, 2004 were as follows:


                                           Useful Life
                                             (Years)
                                             -------
Shop Equipment and Fixtures                    2-5           $125,325
Furniture and Office Equipment                 3-10            16,139
Transportation Equipment                        5              13,375
Signage                                        7-10             5,702
Construction in Process                        n/a             26,500
                                                               ------
                                                              187,041
Less Accumulated Depreciation                                  31,159
                                                               ------
                                                             $155,882

5.	ACCRUED EXPENSES

The components of accrued expenses at December 31, 2004 were as follows:

Accrued Payroll               $24,531
Accrued Payroll Taxes          21,656
Other                           1,011
                                -----
                              $47,198


6.	INCOME TAXES

The components of deferred tax assets and liabilities at December
31, 2004 were as follows:

Deferred Tax Assets (Liabilities):
Accrued Expenses                            $9,962
Inventory Accounting                        60,238
Property and Equipment                        (949)
Net Operating Loss Carryforwards           508,845
                                           -------
                                           578,096
Less Valuation Allowance                   578,096
                                           -------
Net Deferred Tax Assets (Liabilities)          $-0-
                                               ====


The Company has recorded a full valuation allowance against its deferred tax assets since management believes that based upon current available objective evidence it is more likely than not that the deferred tax asset will not be realized.



GT 40 North America, Inc.
Notes to Financial Statements
December 31, 2004


A reconciliation between the effective rate for income taxes and the amount computed by applying the statutory Federal income tax rate to loss from continuing operations before provision for income taxes for the year ended December 31, 2004 and the period from September
5, 2003 (inception) to December 31, 2003 is as follows:


                                                             For the Period
                                                             From September 5
                                          Year Ended        2003 (Inception) to
                                       December 31, 2004     December 31, 2003
                                       -----------------    -------------------
Federal Statutory Tax                        (34.0)%                (34.0)%
Nondeductible Expenses                         0.1%                   0.1%
Increase in Valuation Allowance               33.9%                  33.9%
                                              -----                  -----
Effective Tax Rate                            -0-%                   -0-%
                                              ====                   ====
The Company utilizes a June 30 year end for Federal and state income tax purposes.  As of December 31, 2004 and 2003, the Company has net
operating loss carryforwards of approximately $1,284,000 and
$30,000, respectively.  The carryforward will expire on June 30,
2024, if not utilized by that date.  The Company's net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal
Revenue Code.  The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability.


7.      COMMITMENTS AND CONTINGENCIES

The Company leases its offices and production facility under a non-cancelable operating lease agreement that expires in November 2009.
The minimum future rental commitment at December 31, 2004 under this operating lease is as follows:

Year Ending
December 31,:
-------------
2005                    $120,000
2006                    $120,000
2007                    $120,000
2008                    $120,000
2009                    $100,000
                        --------
                        $580,000
                        ========




GT 40 North America, Inc.
Notes to Financial Statements
December 31, 2004



8.	STOCKHOLDERS' EQUITY

The Company has 1,000 shares of $1.00 par value common stock authorized of which 100 shares were issued and outstanding at December 31, 2004.

9.	RELATED  PARTY  TRANSACTIONS

The Company has entered into transactions with various related parties. All loans due to stockholders and companies in which those stockholders have interest were demand notes bearing interest at the rate of 5%. The following balances were outstanding at December 31, 2004:

Accounts Payable -  Related Parties (Stockholder)               $110,239
Accounts Payable - Related Parties (Related Companies)            29,000
                                                                  ------
                                                                $139,239

Accrued Interest - Stockholder                                   $29,160
Accrued Interest - Related Companies                              19,323
                                                                  ------
                                                                 $48,483


Loans from Stockholder                                          $754,782
                                                                 =======

Loans from Related Companies                                    $835,285
                                                                 =======


The following transactions occurred with related parties during the year ended December 31, 2004 and for the period from September 5, 2003 (inception) to December 31, 2003 and are included in selling, general and administrative expenses in the statements of operations:


                                                             For the Period
                                                             From September 5
                                          Year Ended        2003 (Inception) to
                                       December 31, 2004     December 31, 2003
                                       -----------------    -------------------
Consulting Fees Paid to Stockholders         $160,961            $62,500
Engineering Fees Paid to Stockholder          103,205                 -0-
                                              -------                 ---
                                             $264,166            $62,500
                                              -------             ------


For the period from October 1, 2003 through December 1, 2004, the
Company rented office and production space from a stockholder.
Total rent payments under this arrangement were $64,947 and $16,237 during the year ended December 31, 2004 and for the period from September 5, 2003 (inception) to December 31, 2003, respectively.

Effective December 1, 2004, the Company leased office and production space from a stockholder (see Note 7). Total rent payments under this lease during 2004 were $10,000. In addition, the Company was required to deposit $10,000 with the landlord. This amount represents the rent for the last month of the lease period and is included in other assets.

10.	 SUBSEQUENT EVENTS

At various dates from January 2005 through June 2005, the Company received additional net fundings of approximately $673,000 through additional loans from a company in which a stockholder has an ownership interest.

On June 27, 2005, the Company entered into formal debt agreements with the respective related parties to which the Company had outstanding loans to consolidate the respective loans and accrued interest due to each related party. The new agreements allow for the converging of outstanding debt and accrued interest into common stock of the Company at a stated price of two dollars per share.
The converging is at the option of the note holder. The respective promissory notes each have accrued interest due on August 31, 2005 and any remaining outstanding principle and accrued interest payable on August 31, 2006 may be converted to common stock of the Company.
On June 28, 2005, each of the holders of loans payable executed their respective options to convert their respective outstanding principle balances to common stock.

At the close of business on June 30, 2005, each of the Company's three shareholders entered into a formal share swap agreement with Legend Motors Worldwide, Inc. ("Legend"). Pursuant to the three agreements, the Company's shareholders exchanged all of their shares in the Company for shares of Legend. As a result of the exchanges, the Company became a wholly-owned subsidiary of Legend.











     No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
Legend Motors.  This prospectus
does not constitute an offer to
sell or a solicitation to an offer
to buy the securities offered
hereby to any person in any state
or other jurisdiction in which such
offer or solicitation would be
unlawful.  Neither the delivery of
this prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.

Until _________ __, 2005 (90 days
after the date of this prospectus)
all dealers that effect
transactions in these securities,
whether or not participating in
this offering, may be required to
deliver a prospectus .  This is in
addition to the dealer's obligation
to deliver a prospectus when acting
as underwriters and with respect to
their unsold allotments or
subscriptions.


	TABLE OF CONTENTS
                                Page
                                ----
Prospectus Summary                3           Legend Motors Worldwide, Inc.
The Offering                      4
Summary Financial Data            5
Risk Factors                      6
Use of Proceeds                  12
Determination of Offering Price  12
Dividend Policy                  12                  12,000,000 SHARES
Management's Discussion and
 Analysis                        13
Business                         19
Management                       29
Principal Shareholders           32
Selling Shareholders             33
Certain Transactions             35
Description of Securities        36
Indemnification                  38                      PROSPECTUS
Plan of Distribution             39
Legal Matters                    40
Experts                          40
Where You Can Find More
 Information                     41
Financial Statements             F-1


August 15, 2005





                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
---------------------------------------------------

     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.




ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
----------------------------------------------------

     We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee            $  4,237.20
Legal fees and expenses         $ 50,000
Accounting fees and expenses    $ 88,000
Miscellaneous                   $ 18,000
                                -------------
Total                           $160,237.20




ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
-------------------------------------------------

The following information is furnished with regard to all securities sold by Legend Motors Worldwide, Inc. within the past three years that were not registered under the Securities Act.
The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.


TABLE>


Date                Name                                  # of Shares        Total Price
-----------------------------------------------------------------------------------------------
July 15, 2005      Commerce Street Venture Group, Inc.     566,740           $1,133,480

July 15, 2005      Magellan Financial Media Group, Inc.     63,750           $127,500

July 15, 2005      L. G. Hancher, Jr. & G. C. Hancher      469,220           $938,440




ITEM 27. EXHIBITS
-----------------

Exhibit Number		Description
------------------------------------
       3.1     Amended and Restated Articles of Incorporation of
               Legend Motors Worldwide, Inc.

       3.2     Bylaws of Legend Motors Worldwide, Inc.

       4.1 Specimen certificate of the Common Stock of Legend Motors Worldwide, Inc.

       4.2     Specimen form of Warrant

       5.1     Opinion of Law Office of James G. Dodrill II,
               P.A. as to legality of securities being
               registered*

      10.1     Employment Agreement with Vern Kauffman

      10.2 Lease of Business Property entered July 1, 2005 between the Company and Lowell G. Hancher, Jr.

      10.3     Lease of Business Property entered August 18,
               1999 between the LA West and LA Investments LLC

      10.4     Lease of Equipment entered June 23, 2000 between
               LA West and Varilease Corporation

      10.5     Promissory Note dated June 27, 2005 with Lowell
               G. Hancher, Jr.

      10.6     Promissory Note dated June 27, 2005 with Commerce
               Street Venture Group

      10.7     Promissory Note dated June 27, 2005 with Magellan

      10.8     Share Swap Agreement between the Company and
               Lowell G. Hancher, Jr.

      10.9     Share Swap Agreement between the Company and
               Andrew Broadley

      10.10    Share Swap Agreement between the Company and
               George Recentio

      10.11    Share Swap Agreement between the Company and Vern
               Kauffman

      10.12    Share Swap Agreement between the Company and
               Commerce Street Venture Group

      23.1     Consent of Tedder, James, Worden & Associates,
               P.A. regarding LA West.

      23.2     Consent of Tedder, James, Worden & Associates, P.A.
               Regarding GT40.

      23.3     Consent of James G. Dodrill II, P.A. (included in
               Exhibit 5.1)



* to be filed by amendment.

ITEM 28. UNDERTAKINGS
---------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

(1)	File, during any period in which it offers or sells
securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section
10(a)(3) of the Securities Act;

ii.	Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement.

iii.	Include any additional or changed material
information on the plan of distribution.

(2)	For determining liability under the Securities Act,
treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from
registration any of the securities that remain unsold at the end of the offering.

(4)	For determining any liability under the Securities
Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5)	For determining any liability under the Securities
Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6)	Insofar as indemnification for liabilities arising
under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange
Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of LaGrange state of Indiana on August 15, 2005.

        LEGEND MOTORS WORLDWIDE, INC.

	By:	/s/ Vern Kauffman
            --------------------------
                    Vern Kauffman
		Principal Executive Officer, President and Director


	In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 15, 2005.

By:	/s/ Vern Kauffman		Principal Executive Officer,
   -----------------------------
            Vern Kauffman                President and Director



By:	/s/ John G. Pendl		Treasurer, Principal Financial Officer
   -----------------------------
            John G. Pendl                Principal Accounting Officer and
                                         Director


By:     /s/ L. G. Hancher, Jr.          Director
   -----------------------------
            L. G. Hancher, Jr.


By:     /s/ Joel Updike                 Director
   -----------------------------
            Joel Updike


By:	/s/ Dennis Severson		Director
   -----------------------------
            Dennis Severson